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                                                                      Exhibit 21


                         SUBSIDIARIES OF THE REGISTRANT

                                                                 Jurisdiction
         Subsidiaries (a)                                      of Incorporation
         ----------------                                      ----------------
Victoria's Secret Stores, Inc. (b)                                Delaware
Victoria's Secret Direct, LLC (c)                                 Delaware
Bath & Body Works, Inc. (d)                                       Delaware
Intimate Beauty Corporation (e)                                   Delaware
Intimate Brands Service Corporation (f)                           Delaware

(a) The names of certain subsidiaries are omitted since such unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of February 3, 2001.

(b) Victoria's Secret Stores, Inc. is a wholly-owned subsidiary of the registrant.

(c) Victoria's Secret Direct, LLC is a wholly-owned subsidiary of Victoria's Secret Direct Holding LLC, a Delaware limited liability company and a wholly-owned subsidiary of the registrant.

(d)      Bath & Body Works, Inc. is a wholly-owned subsidiary of the registrant.

(e) Intimate Beauty Corporation is a wholly-owned subsidiary of the registrant.

(f) Intimate Brands Service Corporation is a wholly-owned subsidiary of the registrant.

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